                                                    Registration No. 33-----
============================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          --------------------------------------------------
                               FORM S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
          --------------------------------------------------

                      BOATMEN'S BANCSHARES, INC.
     -------------------------------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)

         Missouri                                       43-0672260
- -------------------------------              -------------------------------
  (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)

One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (314) 466-6000
- --------------------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
     -----------------------------------------------------------------------
                                PHILIP N. McCARTY
                       Senior Vice President and Secretary
                           Boatmen's Bancshares, Inc.
                     One Boatmen's Plaza, 800 Market Street
                           St. Louis, Missouri  63101
                                   (314) 466-7720
                       -----------------------------------
                       (Name, Address, Including Zip Code,
                         and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   Copies to:
                             LARRY L. DESKINS, ESQ.
                             Lewis, Rice & Fingersh
                               500 North Broadway
                           St. Louis, Missouri  63102
                                 (314) 444-7600
           -----------------------------------------------------------

             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
            SECURITIES TO THE PUBLIC:  AS SOON AS PRACTICABLE AFTER THE
                  EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

          IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING
           OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS,
                       PLEASE CHECK THE FOLLOWING BOX. / /

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE
          OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415
         UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED
         ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS,
                            CHECK THE FOLLOWING BOX. /X/

                                   CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                 Proposed maximum      Proposed maximum      Amount of
   Title of each class of       Amount to be    offering price per    aggregate offering    registration
securities to be registered      registered          Unit(1)                 price              fee
- ---------------------------------------------------------------------------------------------------------
Debt Securities (2)
Preferred Stock, no par (3)
Depositary Shares (4)               (5)                (5)                    (5)
Common Stock, $1.00 par (6)
Warrants (7)

     TOTAL (8)                  $300,000,000           100%              $300,000,000       $103,448.28
=========================================================================================================

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT (WHICH PROSPECTUS RELATES TO SECURITIES OF THE REGISTRANT HAVING A PROPOSED MAXIMUM AGGREGATE OFFERING PRICE OF $500,000,000 AS OF THE DATE OF THE FILING OF THIS REGISTRATION STATEMENT) IS A COMBINED PROSPECTUS AND ALSO RELATES TO REGISTRATION STATEMENT NO. 33-48530 PREVIOUSLY FILED BY THE REGISTRANT AND DECLARED EFFECTIVE ON JUNE 29, 1992.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).

(2) Subject to note (8) below, there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any securities previously issued hereunder.

(3) Subject to note (8) below, there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.

(4) Subject to note (8) below, there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under the deposit agreement.

(5)   Not applicable pursuant to Form S-3 General Instruction II.D.

(6) Subject to note (8) below, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby.

(7) Subject to note (8) below, there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock registered hereby.

(8) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY
STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF
1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
==============================================================================

PROSPECTUS                      SUBJECT TO COMPLETION, DATED APRIL 14, 1994

                            DEBT SECURITIES
                            PREFERRED STOCK
                           DEPOSITARY SHARES
                             COMMON STOCK
                               WARRANTS
                 ------------------------------------

     Boatmen's Bancshares, Inc. ("Boatmen's") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes, or other unsecured evidences of indebtedness, in one or more series, (ii) shares of preferred stock, no par value ("Preferred Stock"), in one or more series,
(iii) depositary shares ("Depositary Shares") evidenced by depositary receipts and evidencing fractional interests in shares of Preferred Stock, (iv) shares of common stock, par value $1.00 per share ("Common Stock"), or (v) warrants ("Warrants") to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or some combination thereof, (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Boatmen's from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, (iii) in the case of Depositary Shares, a description of the Preferred Stock, and fractional interests therein, represented by such Depositary Shares, (iv) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof, and (v) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

     Boatmen's may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of Boatmen's or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the Prospectus Supplement.
                      --------------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, BUT
   ARE DEBT AND EQUITY INTERESTS IN BOATMEN'S BANCSHARES, INC., AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION
          OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY
                      --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                           CRIMINAL OFFENSE.
                           -----------------
April ---, 1994

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S. THIS PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES, OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                         AVAILABLE INFORMATION

     Boatmen's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Boatmen's has filed with the S.E.C. a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities to be issued as described herein. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C.. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the S.E.C. by Boatmen's
(File No. 1-3750) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1.   Boatmen's Annual Report on Form 10-K for the year ended
          December 31, 1993; and

     2. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed August 14, 1990.

     All documents and reports filed by Boatmen's pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS RELATING TO BOATMEN'S BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET,
ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7662).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                   BOATMEN'S BANCSHARES, INC.

     Boatmen's was incorporated under the laws of the State of Missouri in June, 1946 and was known as General Bancshares Corporation until the time of its merger with Boatmen's Bancshares, Inc. on March 29, 1986. Boatmen's principal office is located in St. Louis, Missouri where its largest subsidiary, The Boatmen's National Bank of St. Louis, is located. Boatmen's directly owns substantially all of the capital stock of 49 subsidiary banks, a trust company, a mortgage banking company, a credit life insurance company, an insurance agency and a credit card bank. The subsidiary banks operate from approximately 425 banking offices and 350 off-site automated teller machine locations in Missouri, New Mexico, Oklahoma, Iowa, Texas, Illinois, Arkansas, Tennessee and Kansas.

     The business of Boatmen's consists primarily of the ownership, supervision and control of its subsidiaries. Boatmen's provides its subsidiaries with advice, counsel and specialized services in various fields of financial and banking policy and operations. Boatmen's also engages in negotiations designed to lead to the acquisition of other banks and closely related businesses.

     Based on total assets as of December 31, 1993, Boatmen's was the largest bank holding company headquartered in the State of Missouri and among the 30 largest bank holding companies in the United States. There are numerous bank holding companies and groupings of banks located throughout Boatmen's markets which offer substantial competition in the acquisition and operation of banks and non-bank financial institutions. Boatmen's subsidiaries encounter substantial competition in all of their banking and related activities, and its banking subsidiaries face increasing competition from various non-banking financial institutions that are not subject to the same geographic and other regulatory restraints applicable to banks.

     The principal executive offices of Boatmen's are at One
Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101
(telephone number (314) 466-6000).

                     CERTAIN REGULATORY CONSIDERATIONS

     Boatmen's is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. The principal source of Boatmen's cash revenue is dividends and fees paid to Boatmen's by its subsidiaries. The ability of a subsidiary bank to pay dividends to Boatmen's is subject to various state and federal regulatory limitations. The subsidiary banks are also subject to certain restrictions imposed by federal law on any extensions of credit to Boatmen's and, with certain exceptions, other affiliates, on investments in stock and other securities thereof and on the taking of such securities as collateral for loans.


                             USE OF PROCEEDS

     Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by Boatmen's from the sale of the Securities will be added to the general funds of Boatmen's and will be available for general corporate purposes, including working capital needs and investments in or advances to existing or future subsidiaries, and possible future acquisitions. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.


          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
                 EARNINGS TO COMBINED FIXED CHARGES AND
                        PREFERRED STOCK DIVIDENDS

     The following are the consolidated ratios of earnings to fixed charges, and earnings to combined fixed charges and preferred stock dividends, for each of the years in the five year period ended
December 31, 1993:

                                                    YEAR ENDED DECEMBER 31,

                                               1993   1992   1991   1990   1989
EARNINGS TO FIXED CHARGES:
    Excluding Interest on Deposits...........  5.06   3.70   2.44   1.77   1.88
    Including Interest on Deposits...........  1.72   1.43   1.23   1.17   1.19

EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS:
    Excluding Interest on Deposits...........  5.05   3.70   2.44   1.77   1.85
    Including Interest on Deposits...........  1.72   1.43   1.23   1.17   1.19

For purposes of computing these ratios, earnings represent pretax income before fixed charges. Fixed charges, including interest on deposits, include all interest expense, one-third of net rental expense, which approximates the interest component of such expense, and amortization of debt expense. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third of net rental expense, which approximates the interest component of such expense, and amortization of debt expense. Preferred stock dividends have been adjusted to a pretax basis using Boatmen's effective tax rate.

                DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of Boatmen's and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), such Securities will be issued under an Indenture (the "Senior Indenture") to be executed between Boatmen's and Chemical Bank, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under the Indenture dated as of October 2, 1989, as amended (the "Subordinated Indenture") between Boatmen's and Chemical Bank (f/k/a Manufacturers Hanover Trust Company), as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures." Chemical Bank, as trustee under the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Unless otherwise defined herein, all capitalized terms shall have the definitions set forth in the Indentures.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities, (ii) the date or dates on which the Offered Debt Securities will mature, (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates, (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable, (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision, (vi) the terms for conversion or exchange, if any, of the Offered Debt Securities, (vii) the classification of Senior Debt Securities or Subordinated Debt Securities, (viii) whether such Offered Debt Securities will be issued in the form of one or more global securities, (ix) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Offered Debt Securities will be payable, (x) whether, and the terms and conditions on which, Boatmen's or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated, and (xi) any other specific terms of the Offered Debt Securities. Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities.

PROVISIONS APPLICABLE TO BOTH SENIOR
AND SUBORDINATED DEBT SECURITIES

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Boatmen's prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by Boatmen's. Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving Boatmen's, except for any such protection provided by the provisions of the Senior Indenture described below under "Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens."

     Boatmen's currently conducts substantially all its operations through subsidiaries, and the holders of Debt Securities will have a junior position to any creditors of Boatmen's subsidiaries.
Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities. If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Boatmen's may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

EVENTS OF DEFAULT

     Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such
Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due, (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days, (c) failure to deposit any mandatory sinking fund payment, when and as due, in respect of the Debt Securities of such series,
(d) failure to perform any other covenant of Boatmen's in the applicable Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the applicable Indenture, (e) certain events of bankruptcy, insolvency or reorganization, and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series may declare the principal amount of all the Debt Securities of the applicable series (or if the Debt Securities of that series are original issue discount notes, such portion of the principal amount as may be specified by the terms of that series) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of Boatmen's outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of Boatmen's.

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of Boatmen's under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). Each Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may, on behalf of the Holders of all such Debt Securities, waive compliance by Boatmen's with certain restrictive provisions of the Indentures.

     Boatmen's is required to furnish to the Trustee annually a statement as to the performance by Boatmen's of certain of its obligations under each Indenture and as to any default in such performance.

MODIFICATION

     Modifications and amendments of each Indenture may be made by Boatmen's and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the
Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the place or currency, currencies, or currency unit or units, for payment of principal of, or premium (if any) or interest on, any Debt Security, or (d) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults.

     Each Indenture provides that Boatmen's and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes of curing ambiguities or inconsistencies in the applicable Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Boatmen's, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that (a) the Person formed by such consolidation or into which Boatmen's is merged or which acquires or leases the assets of Boatmen's substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Boatmen's obligations on the Debt Securities and under the Indentures, (b) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) certain other conditions are met.

DISCHARGE AND DEFEASANCE

     Boatmen's may terminate its obligations under each Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series at the stated maturity of such payments or on any redemption date, and (ii) complies with any additional conditions specified to be applicable with respect to the defeasance of Debt Securities of such series.

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if Boatmen's (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above,
(ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series, and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then Boatmen's shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of Boatmen's under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Boatmen's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

     "U.S. Government Obligations" is defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities are issuable in definitive form as Registered Debt Securities. Debt Securities are also issuable in global form ("Global Debt Securities"). Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

     Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Boatmen's for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Boatmen's has appointed the Trustee as Security Registrar. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Boatmen's with respect to any series of Debt Securities, Boatmen's may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts.

     In the event of any redemption in part, Boatmen's shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as Boatmen's may designate from time to time, except that at the option of Boatmen's payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for Boatmen's for payments with respect to Debt Securities. Any other Paying Agents designated by Boatmen's for the Debt Securities will be named in an applicable Prospectus Supplement. Boatmen's may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

     All moneys paid by Boatmen's to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Boatmen's and the Holder of such Debt Security or any coupon will thereafter look solely to Boatmen's for payment thereof.

GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. A Person having a beneficial interest in a Global Debt Security will, except with respect to payment of principal of and any premium and interest on such Global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such Global Debt Security as shall be specified in a written statement of the Holder of such Global Debt Security. Principal of and any premium and interest on a Global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

MEETINGS

     The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee and also, upon request, by Boatmen's or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "Provisions Applicable to Both Senior and Subordinated Debt Securities -- Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Provisions Applicable to Both Senior and Subordinated Debt Securities -- Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Provisions Applicable to Both Senior and Subordinated Debt Securities -- Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series.

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security
Register.

THE TRUSTEE

     Each Indenture contains certain limitations on the right of the Trustee, as a creditor of Boatmen's, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

     Chemical Bank has made and participated in loans to Boatmen's and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups.

PROVISIONS APPLICABLE SOLELY
TO SENIOR DEBT SECURITIES

GENERAL

     Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsecured and unsubordinated debt of Boatmen's.

LIMITATION ON LIENS

     The Senior Indenture provides that, so long as any Senior Debt Securities (which, as defined in the Senior Indenture, would include all securities issued under the Senior Indenture) are outstanding, Boatmen's will not, and will not permit any Principal Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Boatmen's or any Principal Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Senior Debt Securities shall be equally and ratably secured.

     Under the Senior Indenture, The Boatmen's National Bank of St. Louis is currently the only subsidiary which is a Principal Subsidiary. The Senior Indenture contains no restriction on the disposition by Boatmen's of the stock of a Principal Subsidiary or any other Subsidiary. Moreover, the Senior Indenture does not prohibit Boatmen's or any Principal Subsidiary from doing business through any existing or new Subsidiary that is not a Principal Subsidiary and, therefore, not subject to the limitation in, or liens of, the Senior Indenture or from transferring assets or businesses to those Subsidiaries.

      Under the terms of the Senior Indenture, the above negative pledge restriction does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Boatmen's or any Principal Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets, (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Boatmen's or any Principal Subsidiary (whether or not the obligations secured thereby are assumed by Boatmen's or any Subsidiary), (c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation that becomes a Principal

Subsidiary after the date of execution of the Senior Indenture, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation becomes a Principal Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation at the time it becomes a Principal Subsidiary or thereafter acquired by it from sources other than Boatmen's or another Principal Subsidiary,
(d) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (a), (b) or (c) above on substantially the same property or assets theretofore subject thereto, (e) any mortgage, pledge, security interest, lien, or encumbrance in favor of Boatmen's or any Wholly Owned Subsidiary,
(f) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Boatmen's or a Principal Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the Holder of such security pursuant to the Code for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Boatmen's or a Subsidiary, or (g) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 5% of Consolidated Tangible Assets, as shown on a balance sheet as of the date of the balance sheet contained in Boatmen's most recent periodic report on Form 10-K or 10-Q filed with the S.E.C. prior to the date of such incurrence.

      The term "Indebtedness," as applied to any Person, is defined in the Senior Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Boatmen's or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person.

     "Consolidated Tangible Assets" is defined in the Senior
Indenture as the total amount of assets of Boatmen's and its Subsidiaries on a consolidated basis, including the equity in Subsidiaries that are not Wholly-Owned Subsidiaries (less applicable reserves and other properly deductible items), after deducting therefrom all goodwill and other like intangible assets.

     The Senior Indenture defines the term "Subsidiary" as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Boatmen's or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Principal Subsidiary" is defined to include (i) The Boatmen's National Bank of St. Louis, and (ii) any Subsidiary whose total assets, as determined from the most recent balance sheet, constitutes 25% or more of the total consolidated assets of Boatmen's as shown on a balance sheet as of the date of the balance sheet contained in Boatmen's most recent periodic report on Form 10-K or 10-Q filed with the S.E.C. prior to the date of such determination.

PROVISIONS APPLICABLE SOLELY TO
SUBORDINATED DEBT SECURITIES

GENERAL

     Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of Boatmen's that may be outstanding from time to time and will rank junior to all Senior Indebtedness of Boatmen's (including any Senior Debt Securities) that may be outstanding from time to time.

SUBORDINATION

     The Subordinated Debt Securities will be unsecured, subordinated and junior in right of payment to Senior Indebtedness (as defined below) of Boatmen's. No payment on account of principal of or interest on any Subordinated Debt Securities may be made if (i) a default in any payment with respect to any Senior Indebtedness shall have occurred and be continuing, or (ii) at the time of payment or after giving effect thereto, there shall have occurred an event of default, or an event which with the giving of notice or passage of time or both would constitute an event of default, with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof. Upon any payment or distribution of assets of Boatmen's to creditors resulting from any liquidation, dissolution, winding up, reorganization or any insolvency proceedings of Boatmen's, the holders of any Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of Subordinated Debt Securities will be entitled to receive any payment under the Subordinated Debt Securities on account of principal of or interest on the Subordinated Debt Securities. In addition, by reason of such subordination, in the event of Boatmen's insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of Boatmen's. Each series of Subordinated Debt Securities will rank pari passu with all other series of the Subordinated Debt Securities.

     "Senior Indebtedness" of Boatmen's means the principal of, premium, if any, and interest on (a) all indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred except (i) Boatmen's 6 1/4% Convertible Subordinated Debentures due 2011, (ii) such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Debt Securities, and (iii) such indebtedness as is by its terms expressly stated to rank pari passu in right of payment to the Subordinated Debt Securities, and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement with respect to each series of Subordinated Debt Securities.

                   DESCRIPTION OF BOATMEN'S COMMON STOCK

GENERAL

     Boatmen's Restated Articles of Incorporation currently authorize the issuance of 125 million shares of common stock, par value $1.00 per share, and 10.3 million preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B" $100.00 stated value per share (the "Series B Preferred Stock") and 1,250,000 shares have been designated "Junior Participating Preferred Stock Series C", stated value $1.00 per share (the "Series C Preferred Stock"). As of April 1, 1994, approximately 104.6 million shares of Boatmen's Common Stock were issued and outstanding. The following is a brief description of the terms of Boatmen's Common Stock.

DIVIDEND RIGHTS

     The holders of Boatmen's Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common Stock. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

VOTING RIGHTS

     Each holder of Boatmen's Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors of Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Boatmen's are elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common Stock and thereby could impede a change in control of Boatmen's. Because fewer directors are elected at each annual meeting, such classification also reduces the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

PREEMPTIVE RIGHTS

      The holders of Boatmen's Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's.

LIQUIDATION RIGHTS

     In the event of liquidation, dissolution or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

ASSESSMENT AND REDEMPTION

     Shares of Boatmen's Common Stock will be, when issued, fully paid and non-assessable. Such shares do not have any redemption provisions.

SHAREHOLDER RIGHTS PLAN

     On August 14, 1990, the Board of Directors of Boatmen's declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common Stock. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth of a share of Series C Preferred Stock at a price of $110.00 per one one-hundredth share (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Boatmen's Common Stock (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common Stock share certificates outstanding as of the Boatmen's Record Date, by such Boatmen's Common Stock share certificates, with a copy of a Summary of Rights attached thereto.

     The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights), the Boatmen's Rights will be transferred only with shares of Boatmen's Common Stock. New Boatmen's Common Stock share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common Stock, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common Stock outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common Stock represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common Stock as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

     The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described below.

     The Boatmen's Purchase Price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a share of Series C Preferred Stock issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common Stock or a stock dividend on Boatmen's Common Stock payable in shares of Boatmen's Common Stock or subdivisions, consolidations or combinations of shares of Boatmen's Common Stock occurring, in any such case, prior to the Boatmen's Distribution Date.

     In the event that Boatmen's is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of Boatmen's Common (unless such person first acquires 20% or more of the outstanding shares of Boatmen's Common Stock by a purchase pursuant to a tender offer for all of the Boatmen's Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Boatmen's Common Stock), or (ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common Stock having a market value of two times the exercise price of the Boatmen's Right.

     At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, and prior to the acquisition by such Boatmen's Acquiring Person of 50% or more of the outstanding shares of Boatmen's Common Stock, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common Stock per Boatmen's Right (subject to adjustment).

     With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Boatmen's Purchase Price. No fractional shares of Series C Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series C Preferred Stock and which may, at the election of Boatmen's, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock, the Boatmen's Board of Directors may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

     In addition, if a bidder who does not beneficially own more than 1% of the shares of Boatmen's Common Stock and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time he held a greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders' meeting to vote upon a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote upon the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common Stock. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

     The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common Stock then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons, or
(ii) 10%, except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

     Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.


            DESCRIPTION OF BOATMEN'S PREFERRED STOCK

GENERAL

     Boatmen's Restated Articles of Incorporation currently authorize, in addition to the 125 million shares of Boatmen's Common Stock, 10.3 million preferred shares, no par value per share, of which 35,045 shares are designated as the Series B Preferred Stock and 1,250,000 shares are designated the Series C Preferred Stock. (Hereafter the term "Preferred Stock" shall refer to preferred shares other than the Series B Preferred Stock and the Series C Preferred Stock). As of April 1, 1994, 11,421 shares of Series B Preferred Stock were issued and outstanding, 1,250,000 shares of Series C Preferred Stock were reserved for issuance, but none was outstanding, and 8,764,955 shares of Preferred Stock were available for issuance by the Board of Directors of Boatmen's without further shareholder action.

SERIES B PREFERRED STOCK

     Dividend Rights. Holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common Stock unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

     Liquidation Rights. In the event of the dissolution and liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common Stock, liquidating dividends of $100.00 per share plus accumulated dividends.

     Redemption. Shares of Boatmen's Series B Preferred Stock are redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that
(i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock, and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

     Voting Rights. Each share of Boatmen's Series B Preferred Stock has equal voting rights, share for share, with each share of Boatmen's Common Stock.

     Superior Stock. Boatmen's may, without the consent of holders of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.

SERIES C PREFERRED STOCK

     1,250,000 shares of Series C Preferred Stock have been reserved for issuance upon exercise of the Boatmen's Rights outstanding under the Boatmen's Rights Agreement. Series C Preferred Stock purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each share of Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common Stock. In the event of liquidation, the holders of the Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common Stock. Each share of Series C Preferred Stock will have 100 votes, voting together with the Boatmen's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 100 times the amount received on each share of Boatmen's Common Stock.

PREFERRED STOCK

     General. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock, which will be filed with the S.E.C. on or prior to the time of the sale of such Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms including: (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered, (ii) the initial public offering price at which such Preferred Stock will be issued, (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate, (iv) any redemption or sinking fund provisions, (v) any conversion provisions, (vi) voting rights, (vii) whether Boatmen's has elected to offer Depositary Shares as described below under "Description of Depositary Shares", and (viii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions. The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with the outstanding shares of the Series B Preferred Stock, the Series C Preferred Stock, and each other series of the Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by Boatmen's. Unless otherwise specified in the applicable Prospectus Supplement, Boatmen's Trust Company will be the transfer agent and registrar for the Preferred Stock and any Depositary Shares.

     Under interpretations adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), if the holders of any series of the Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over Boatmen's) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of such series.

     Dividends. The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Boatmen's or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of Boatmen's on such record dates as will be fixed by the Board of Directors of Boatmen's or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of Boatmen's fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Boatmen's will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

     Except as provided in the next sentence below, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of Boatmen's ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of Boatmen's ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of Boatmen's ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Boatmen's (except by conversion into or exchange for stock of Boatmen's ranking junior to the Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. When dividends are not paid in full upon any series of the Preferred Stock and any other preferred stock of Boatmen's ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon shares of Preferred Stock of each series and any other preferred stock of Boatmen's ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Stock and such other preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of Boatmen's, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of Preferred Stock of any series which are redeemed by Boatmen's will be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series. The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by Boatmen's in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of Boatmen's, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of Boatmen's pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock. If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of Boatmen's and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of Boatmen's.

     Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of Boatmen's. Each such notice shall state: (i) the redemption date, (ii) the number of shares and series of the Preferred Stock to be redeemed, (iii) the redemption price, (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder. If notice of redemption has been given, from and after the redemption date for the shares of the series of Preferred Stock called for redemption (unless default shall be made by Boatmen's in providing money for the payment of the redemption price of the shares so called for redemption) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Boatmen's (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing the shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of Boatmen's shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by Boatmen's.
If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     Conversion. The Prospectus Supplement relating to a series of the Preferred Stock which is convertible will state the terms on which shares of that series are convertible into shares of Common Stock or another series or class of stock or other securities of Boatmen's.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Boatmen's, the holders of shares of each series of the Preferred Stock and any other preferred stock ranking on a parity with such series of the Preferred
Stock upon liquidation will be entitled to receive out of the assets of Boatmen's available for distribution to stockholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of Boatmen's ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Neither the sale of all or substantially all of the property and assets of Boatmen's, nor the merger or consolidation of Boatmen's into or with any other corporation nor the merger or consolidation of any other corporation into or with Boatmen's shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Boatmen's, the assets of Boatmen's available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of Boatmen's ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of Boatmen's ranking as to any such distribution on a parity with the shares of Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled.
the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of Boatmen's.

     Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. In the event shares of a series of the Preferred Stock are entitled to vote on any matter, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on such matter. However, as more fully described under "Description of Depositary Shares", if Boatmen's elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of the Preferred Stock or another series of preferred stock of Boatmen's are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

     Under Missouri law, holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment to a corporation's articles of incorporation, whether or not entitled to vote thereon by such articles of incorporation, if the amendment would (1) increase or decrease the aggregate number of authorized shares of the class, or (2) increase or decrease the aggregate par value of authorized shares of the class, or (3) effect an exchange, reclassification or cancellation of all or part of the shares of the class, or (4) effect an exchange or create a right of exchange of all or part of the shares of the class into shares of another class, or
(5) change the designations, preferences, limitations or relative rights of the shares of the class, or (6) change the shares of the class, whether with or without par value, into the same or a different number of shares, whether with or without par value, of the same class or another class, or (7) create a new class of shares having rights and preferences prior or superior to the shares of the class, or increase the rights, preferences or number of authorized shares of any such prior or superior class, or (8) in the case of preferred shares, divide the shares into series and fix and determine the designations, preferences, limitations or relative rights between shares of the series, or authorize the board of directors to do so, or (9) establish, limit or deny the preemptive rights (if any) of the shares of the class, or (10) cancel or otherwise affect dividends on shares of the class which have accrued but have not been declared, provided, that, unless the articles of incorporation provide otherwise, a merger or consolidation which does not affect the number of authorized shares, par value, designations, preferences, limitations or relative rights of shares of a preferred class is not deemed to constitute an amendment for purposes of Missouri law.

                   DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock (attached as an exhibit to the Deposit Agreement) which are filed with the S.E.C. as an exhibit to the Registration Statement.

GENERAL

     Boatmen's may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, Boatmen's will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between Boatmen's and a bank or trust company selected by Boatmen's having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Boatmen's, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form.
Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Boatmen's expense.

     Upon surrender of the Depositary Receipts at the designated office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. Boatmen's does not expect that there will be any public trading market for the shares of any series of Preferred Stock represented by Depositary Shares except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of the Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Boatmen's, sell such property and distribute the net proceeds from such sale to such holders. The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Boatmen's to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption, promptly after receiving notice from Boatmen's of such redemption, to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share shall be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever Boatmen's redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions and Boatmen's will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

TAXATION

     Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for shares of the Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Boatmen's and the Depositary. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Receipts (other than taxes and governmental charges and such other charges as stated below under "Charges of Depositary") or materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Boatmen's or the Depositary only if
(i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Boatmen's and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     Boatmen's will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Boatmen's will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Boatmen's notice of its election to do so, and Boatmen's may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary will forward to the holders of the Depositary
Shares all reports and communications from Boatmen's which are delivered to the Depositary and which Boatmen's is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor Boatmen's will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Boatmen's and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder except that they are liable for gross negligence and willful misconduct in the performance of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.


                         DESCRIPTION OF WARRANTS

GENERAL

     Boatmen's may issue Warrants to purchase Debt Securities ("Debt Warrants") or Common Stock, Preferred Stock or Depositary Shares ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between Boatmen's and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of Boatmen's in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants, (ii) the offering price for such Debt Warrants, if any, (iii) the aggregate number of such Debt Warrants, (iv) the designation and terms of such Debt Securities purchasable upon exercise of such Debt Warrants, (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security,
(vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable,
(vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise, (viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire, (ix) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time, (x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form, (xi) information with respect to book-entry procedures, if any, (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable, (xiii) if applicable, a discussion of certain United States federal income tax considerations, (xiv) the antidilution provisions of such Debt Warrants, if any, (xv) the redemption or call provisions, if any, applicable to such Debt Warrants, and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants, (ii) the offering price of such Stock Warrants,
(iii) the aggregate number of such Stock Warrants, (iv) the designation and terms of the Common Stock, Preferred Stock or Depositary Shares purchasable upon exercise of such Stock Warrants,
(v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security, (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferrable, (vii) the number of shares of Common Stock, Preferred Stock or Depositary Shares purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise, (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire, (ix) if applicable, the minimum or maximum amount of such Stock Warrants which may be exercised at any one time, (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable, (xi) if applicable, a discussion of certain United States federal income tax considerations, (xii) the antidilution provisions of such Stock Warrants, (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants, and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.


                          PLAN OF DISTRIBUTION

     Boatmen's may sell the Securities in or outside the United
States: (i) through underwriters or dealers, (ii) directly to a limited number of purchasers or to a single purchaser, or
(iii) through agents. The Prospectus Supplement with respect to the securities offered thereby (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to Boatmen's from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, Boatmen's will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by Boatmen's or through agents designated by Boatmen's from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Boatmen's to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Securities may be sold directly by Boatmen's to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, Boatmen's will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Boatmen's at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with Boatmen's to indemnification by Boatmen's against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Boatmen's in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.


                             LEGAL OPINIONS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for Boatmen's by Lewis, Rice &
Fingersh, St. Louis, Missouri.


                                 EXPERTS

     The consolidated financial statements for the year ended
December 31, 1993 of Boatmen's Bancshares, Inc., incorporated by reference in Boatmen's Annual Report on Form 10-K, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     The consolidated income statement and statements of changes in shareholders' equity and cash flows of First Interstate of Iowa, Inc.
and subsidiaries for the year ended December 31, 1991, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Service, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expense in connection with the issuance and distribution of the securities described in the Registration Statement:

     Securities Act Registration Fee . . . . . . . . . . . . . .$103,448
     "Blue Sky" Registration Fees  . . . . . . . . . . . . . . .  20,000
     Trustee's Fees  . . . . . . . . . . . . . . . . . . . . . .  20,000
     Rating Agency Fees  . . . . . . . . . . . . . . . . . . . . 142,500
     Depositary Fees and Expenses. . . . . . . . . . . . . . . .  10,000
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . .  25,000
     Accounting Fees and Expenses. . . . . . . . . . . . . . . .  50,000
     Printing and Engraving Expenses . . . . . . . . . . . . . .  30,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .  10,000

     TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . .$410,948
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of Registrant provides that Registrant shall extend to its directors and certain of its executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

     Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, Registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of Registrant in the discharge of their duties solely in their capacity as directors or officers of Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration Statement:

           (1)(a)   Form of Underwriting Agreement for Equity
                    Securities and Warrants to Purchase Equity
                    Securities;

           (1)(b)   Form of Underwriting Agreement for Debt
                    Securities and Warrants to Purchase Debt
                    Securities;

           (4)(a) Form of Trust Indenture between Registrant and Chemical Bank, Trustee with respect to Senior Indebtedness;

           (4)(b)   Form of Third Supplemental Indenture to Trust
                    Indenture dated as of October 2, 1989 between Registrant and Chemical Bank, Trustee with respect to Subordinated Indebtedness;

           (4)(c)   Form of Deposit Agreement;

           (4)(d)   Form of Warrant Agreement;

           (5)      Opinion of Lewis, Rice & Fingersh re legality;

           (12)     Statement re: Computation of Ratios;

           (23)(a)  Consent of Ernst & Young;

           (23)(b)  Consent of KPMG Peat Marwick;

           (23)(c)  Consent of KPMG Peat Marwick;

           (23)(d)  Consent of KPMG Peat Marwick;

           (23)(e) Consent of Lewis, Rice & Fingersh (in opinion re legality);

           (24)     Powers of Attorney;

           (25) Form T-1 Statement of Eligibility and Qualification of Trustee.

           The following exhibits are incorporated herein by reference:

           (4)(e) Rights Agreement, dated as of August 14, 1990, as amended January 26, 1993, of Boatmen's
                    Bancshares, Inc.;

                    Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being offered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                             SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 13, 1994.

                           BOATMEN'S BANCSHARES, INC.



                           By /s/ Andrew B. Craig, III
                              ----------------------------------------------
                              Andrew B. Craig, III
                              Chairman of the Board, President and Chief
                              Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 13, 1994.


/s/ Andrew B. Craig, III           Chairman of the Board, President and
- --------------------------------   Chief Executive Officer (principal
      Andrew B. Craig, III         executive officer)


/s/ James W. Kienker               Executive Vice President and Chief
- --------------------------------   Financial Officer (principal financial
        James W. Kienker           and accounting officer)


               *                   Vice Chairman and Director
- --------------------------------
      Samuel B. Hayes, III


               *                   Vice Chairman and Director
- --------------------------------
      John Peters MacCarthy


               *                   Director
- --------------------------------
        Richard L. Battram


               *                   Director
- --------------------------------
     B. A. Bridgewater, Jr.


                                   Director
- --------------------------------
     William E. Cornelius

               *                   Director
- --------------------------------
         Ilus W. Davis


               *                   Director
- --------------------------------
        Michael G. Fitt


               *                   Director
- --------------------------------
       John E. Hayes, Jr.


               *                   Director
- --------------------------------
         Ike Kalangis


               *                   Director
- --------------------------------
        Lee M. Liberman


               *                   Director
- --------------------------------
       William E. Maritz


               *                   Director
- --------------------------------
       Andrew E. Newman


               *                   Director
- --------------------------------
        Jerry E. Ritter


               *                   Director
- --------------------------------
      William P. Stiritz


               *                   Director
- --------------------------------
       Albert E. Suter


               *                   Director
- --------------------------------
      Dwight D. Sutherland


               *                   Director
- --------------------------------
     Theodore C. Wetterau


     /s/ James W. Kienker
     ---------------------------
     *Attorney-in-fact

                            INDEX TO EXHIBITS

Number                           Exhibit
- ------                           -------

(1)(a)         Form of Underwriting Agreement for Equity
               Securities and Warrants to Purchase
               Equity Securities.

(1)(b)         Form of Underwriting Agreement for Debt
               Securities and Warrants to Purchase Debt
               Securities.

(4)(a)         Form of Trust Indenture between
               Registrant and Chemical Bank, Trustee
               with respect to Senior Indebtedness.

(4)(b)         Form of Third Supplemental Indenture to
               Trust Indenture dated as of October 2,
               1989 between Registrant and Chemical
               Bank, Trustee with respect to
               Subordinated Indebtedness.

(4)(c)         Form of Deposit Agreement.

(4)(d)         Form of Warrant Agreement.

(4)(e)         Rights Agreement, dated as of August 14,
               1990, is incorporated herein by reference from Exhibits 1 and 2 to Registrant's
               Registration Statement on Form 8-A;
               Amendment to Rights Agreement, dated as
               of January 26, 1993, is incorporated
               herein by reference from Registrant's
               Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

(5)            Opinion of Lewis, Rice & Fingersh re legality.

(12)           Statement re: Computation of Ratios.

(23)(a)        Consent of Ernst & Young.

(23)(b)        Consent of KPMG Peat Marwick.

(23)(c)        Consent of KPMG Peat Marwick.

(23)(d)        Consent of KPMG Peat Marwick.

(23)(e)        Consent of Lewis, Rice & Fingersh (in opinion re legality).

(24)           Powers of Attorney.

(25)           Form T-1 Statement of Eligibility and Qualification of
               Trustee.